Exhibit 99.1

Cross Country Healthcare to Present at Cantor Fitzgerald’s 2nd Annual Healthcare Conference

BOCA RATON, Fla.--(BUSINESS WIRE)--June 21, 2016--Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that it will be presenting at Cantor Fitzgerald’s 2nd Annual Healthcare Conference on Tuesday, July 12, 2016 at 10:15 a.m. Eastern Time, at the Le Parker Meridien hotel in New York City. William J. Grubbs, President and Chief Executive Officer, and William J. Burns, Chief Financial Officer, will be attending the conference.

An audio webcast and presentation for this conference will be available on the Company’s website at www.crosscountryhealthcare.com in the Investor Relations section under ‘Events and Presentations’.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare, headquartered in Boca Raton, Florida, is a national leader in providing leading-edge healthcare workforce solutions. Our solutions are geared towards assisting our clients solve labor-related issues while maintaining high quality outcomes. With more than 30 years of experience, we are dedicated to placing highly qualified nurses and physicians as well as allied health, advanced practice, and case management professionals. We also provide both retained and contingent placement services for physicians, as well as retained search services for healthcare executives. We have more than 9,500 active contracts with a broad range of clients in both clinical and nonclinical settings, including acute care hospitals, physician practice groups, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of more than 70 branch office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, predictive modeling and consultative services.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com